Exhibit 99.1

June 7, 2019

Dear Shareholder:

We are pleased to report to you a successful first quarter of operations for Uwharrie Capital Corp and its subsidiaries.

Your company reported total assets of $655 million as of March 31, 2019, compared to $602 million on March 31, 2018, nearly a 9% growth rate.  Capital has improved over the last year by $2.6 million as we have had an improvement in the valuation of the bond portfolio, as well as retained earnings of $1.5 million.  All of this growth has been achieved while maintaining quality standards.

Net Income Available to Common Shareholders reflects the Net Income less all dividends paid.  Currently we are outperforming our budget for 2019 with the first quarter ending at $550 thousand; we have experienced an annualized growth rate of over 15% compared to 2018.  This is $0.08 per share compared to $0.01 per share during that same time.

Your company continues to grow, and has remained true to its mission, vision, and values.  We continue to improve the quality of the core earnings and focus on our strategic initiatives that we feel are in line with our vision.

We are grateful for a good start to 2019.  As we expand our services into new growth markets and add new programs and products to meet our customers’ needs, we will continue to focus on our core banking, strategic fee income initiatives, and improving the overall return on equity for the company.  Thank you for your support as a customer and shareholder.   Please remember to invite your friends and business associates to come join us in “Making a Difference” as we go about building a great community bank that is helping to build stronger local economies, businesses, and communities in which to raise our families.

Sincerely,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick	/s/ Brendan P. Duffey
President and Chief Executive Officer	Chief Operating Officer

This Report may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Company's goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may," ”could," ”should,” “would,” “believe," ”anticipate," "estimate," "expect," “intend,” ”plan,” ”projects," ”outlook," or similar expressions. These statements are based upon the current belief and expectations of the Company‘s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Uwharrie Capital Corp and Subsidiaries
Consolidated Balance Sheets
	March 31,	March 31,
(Amounts in thousands except share and per share data)	2019	2018

Assets
Cash and due from banks	$8,518	$7,276
Interest-earning deposits with banks	134,878	85,453
Securities available for sale	90,737	92,914
Securities held to maturity (fair value $10,677 and $11,022, respectively)	10,673	11,153
Loans held for sale	3,567	2,149
Loans held for investment	367,962	365,154
Less: Allowance for loan losses	2,233	2,547
Net loans held for investment	365,729	362,607
Interest receivable	1,649	1,705
Premises and equipment, net	16,467	14,934
Restricted stock	1,144	1,094
Bank-owned life insurance	8,699	8,584
Other real estate owned	781	1,733
Other assets	12,139	12,386
Total assets	$654,981	$601,988

Liabilities
Deposits:
Demand, noninterest-bearing	$145,279	$132,119
Interest checking and money market accounts	277,609	297,165
Savings accounts	57,568	47,703
Time deposits, $250,000 and over	53,200	7,562
Other time deposits	52,856	53,357
Total deposits	586,512	537,906
Interest payable	41	147
Short-term borrowed funds	1,403	2,279
Long-term debt	9,974	9,534
Other liabilities	10,738	8,375
Total liabilities	608,668	558,241

Shareholders' Equity
Common stock, $1.25 par value: 20,000,000 shares authorized;
issued and outstanding or in process of issuance
7,097,227 and 7,107,520 shares, respectively.
Book value per share $5.02 in 2019 and $4.56 in 2018 (1)	8,871	8,884
Additional paid-in capital	12,776	12,793
Undivided profits	14,971	13,373
Accumulated other comprehensive income (loss)	(960)	(1,956)
Total Uwharrie Capital Corp shareholders' equity	35,658	33,094
Noncontrolling interest	10,655	10,653
Total shareholders' equity	46,313	43,747
Total liabilities and shareholders' equity	$654,981	$601,988

(1) Net income per share, book value per share and weighted average shares outstanding have been adjusted to reflect the 2% stock dividend in 2018.

Uwharrie Capital Corp and Subsidiaries
Consolidated Statements of Income
	Three Months Ended
	March 31,
(Amounts in thousands except share and per share data)	2019	2018

Interest Income
Interest and fees on loans	$4,667	$4,256
Interest on investment securities	496	511
Interest-earning deposits with banks and federal funds sold	793	277
Total interest income	5,956	5,044

Interest Expense
Interest paid on deposits	597	217
Interest paid on borrowed funds	147	138
Total interest expense	744	355

Net Interest Income	5,212	4,689
Provision for (recovery of) loan losses	(113)	78
Net interest income after provision (recovery of)
for loan losses	5,325	4,611

Noninterest Income
Service charges on deposit accounts	327	283
Interchange and card transaction fees	194	142
Other service fees and commissions	756	638
Income from mortgage loan sales	492	662
Other income (loss)	(21)	169
Total noninterest income	1,748	1,894

Noninterest Expense
Salaries and employee benefits	4,133	3,946
Occupancy expense	405	364
Equipment expense	176	170
Data processing	222	250
Other operating expenses	1,264	1,483
Total noninterest expense	6,200	6,213

Income before income taxes	873	292
Provision for income taxes	183	58
Net Income	$690	$234

Consolidated net income	$690	$234
Less: Net income attributable to noncontrolling interest	(140)	(143)
Net income attributable to Uwharrie Capital Corp and common shareholders	$550	$91
Net Income Per Common Share (1)
Basic	$0.08	$0.01
Assuming dilution	$0.08	$0.01
Weighted Average Common Shares Outstanding (1)
Basic	7,125,564	7,254,594
Assuming dilution	7,125,564	7,254,594